(KIRKLAND’S LOGO)

News Release

Contact: Rennie Faulkner
Executive Vice President & CFO (731) 668-2444

KIRKLAND’S REPORTS SECOND QUARTER RESULTS

JACKSON, Tenn. (August 18, 2005) — Kirkland’s, Inc. (NASDAQ/NM: KIRK) today reported financial results for the 13-week and 26-week periods ended July 30, 2005.

Net sales for the second quarter ended July 30, 2005, increased 2.4% to $86.8 million compared with $84.7 million for the second quarter ended July 31, 2004. Comparable store sales for the second quarter of 2005 decreased 10.2% compared with a 3.4% decrease for the second quarter of fiscal 2004. The Company reported a net loss of $5.7 million, or $0.29 per diluted share, for the second quarter of fiscal 2005 compared with a net loss of $2.7 million, or $0.14 per diluted share, for the prior-year period.

Net sales for the 26-week period ended July 30, 2005, increased 2.5% to $171.5 million from $167.3 million for the 26-week period ended July 31, 2004. Comparable store sales for the 26 weeks ended July 30, 2005, decreased 10.3% compared with a 1.0% decrease in the prior-year period. The Company reported a net loss of $7.3 million, or $0.38 per diluted share, for the first half of 2005 compared with a net loss of $2.0 million, or $0.10 per diluted share, for the first half of 2004.

Jack Lewis, Kirkland’s President and CEO, said, “Our results were consistent with the second quarter sales we announced earlier this month. Traffic trends remained weak, but once again our non-mall stores performed comparatively well, further justifying our strategic direction of locating our stores outside the mall. We also continued to make progress in re-positioning our product assortments for the second half of the year. While clearance efforts during the quarter have left us in a favorable inventory position, we experienced some gross margin pressure as a result. Another area of focus for us in the quarter was completing our merchandising team. With this new team taking shape, we are confident that we can execute the strategic direction we have established.”

Third Quarter and Fiscal 2005 Outlook
The Company issued guidance for the third quarter ending October 29, 2005, of a net loss of $0.12 to $0.16 per diluted share, compared with a net loss of $0.16 per diluted share in the prior-year period. Net sales are expected to be $87 million to $90 million, with a comparable store sales decrease of 3% to 6% compared with net sales of $82.8 million and a comparable store sales decrease of 13.5% in the prior-year period.

The Company expects to report earnings for fiscal 2005 in a range of $0.12 to $0.20 per diluted share, net sales of approximately $415 million to $420 million, and a comparable store sales decrease of 5% to 7%. The Company expects to open 60 new stores and close 30 stores, or a net increase of 30 stores, in fiscal 2005.

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805 N. Parkway ¦ Jackson, Tennessee 38305 ¦ (731) 668-2444

KIRK Reports Second Quarter Results

August 18, 2005

Mr. Lewis added, “Although our sales and earnings outlook for the second half of the year continues to be influenced by the weak traffic trends in our mall stores and the reality of revamping our merchandise offerings in time for the holiday selling season, we are seeing some signs of better business. Our strategic direction is firmly set as we have identified where Kirkland’s will create a point of difference in the marketplace by presenting a focus on traditional, classic styles to our customers with coordinated visual presentations. The strategies we are implementing on a daily basis point us toward these goals, and the senior management team we have assembled is focused on delivering exceptional value and higher levels of service in our stores. While our top priority remains re-establishing positive comparable store sales during the second half of the year, we believe it is prudent for us to expect that the impact from these strategies will not be fully reflected until early 2006.”

Investor Conference Call and Web Simulcast
Kirkland’s will conduct a conference call today at 10:00 a.m. EDT to discuss the second quarter earnings release and other Company developments, including the outlook for fiscal 2005. The number to call for this interactive teleconference is (913) 981-5509. A replay of the conference call will be available until August 25, 2005, by dialing (719) 457-0820 and entering the passcode, 3460888.

Kirkland’s will also host a live broadcast of its conference call online at the Company’s website, www.kirklands.com, as well as http://phx.corporate-ir.net/playerlink.zhtml?c=131653&s=wm&e=1089659. The webcast replay will follow shortly after the call and will continue until September 1, 2005.

Kirkland’s, Inc. was founded in 1966 and is a leading specialty retailer of home décor in the United States. Although originally focused in the Southeast, the Company has grown beyond that region and currently operates 314 stores in 37 states. The Company’s stores present a broad selection of distinctive merchandise, including framed art, mirrors, candles, lamps, picture frames, accent rugs, garden accessories and artificial floral products. The Company’s stores also offer an extensive assortment of holiday merchandise, as well as items carried throughout the year suitable for giving as gifts. More information can be found at www.kirklands.com.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Kirkland’s actual results to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the home décor industry in general and in Kirkland’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, and economic conditions in general. Those and other risks are more fully described in Kirkland’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed on April 14, 2005. Kirkland’s disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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KIRK Reports Second Quarter Results

August 18, 2005

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	13 Weeks Ended
	July 30,	July 31,
	2005	2004
		(restated)
Net sales	$86,768	$84,701
Cost of sales	67,196	62,778

Gross profit	19,572	21,923
Operating expenses:
Other operating expenses	25,358	23,504
Depreciation and amortization	3,652	2,779
Non-cash stock compensation charge	—	67

Operating income	(9,438)	(4,427)
Interest expense:
Revolving line of credit	51	127
Amortization of debt issue costs	6	53
Interest income	(11)	(12)
Other income	(82)	(57)

Income before income taxes	(9,402)	(4,538)
Income tax provision	(3,713)	(1,793)

Net income (loss)	$(5,689)	$(2,745)

Earnings (loss) per share:
Basic	$(0.29)	$(0.14)

Diluted	$(0.29)	$(0.14)

Shares used to calculate earnings per share:
Basic	19,301	19,208

Diluted	19,301	19,208

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KIRK Reports Second Quarter Results

August 18, 2005

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)

	26 Weeks Ended
	July 30,	July 31,
	2005	2004
		(restated)
Net sales	$171,483	$167,312
Cost of sales	125,176	119,055

Gross profit	46,307	48,257
Operating expenses:
Other operating expenses	51,518	45,871
Depreciation and amortization	7,076	5,360
Non-cash stock compensation charge	—	134

Operating income	(12,287)	(3,108)
Interest expense:
Revolving line of credit	73	190
Amortization of debt issue costs	10	105
Interest income	(90)	(38)
Other income	(141)	(92)

Income before income taxes	(12,139)	(3,273)
Income tax provision	(4,794)	(1,293)

Net income (loss)	$(7,345)	$(1,980)

Earnings (loss) per share:
Basic	$(0.38)	$(0.10)

Diluted	$(0.38)	$(0.10)

Shares used to calculate earnings per share:
Basic	19,296	19,191

Diluted	19,296	19,191

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KIRK Reports Second Quarter Results

August 18, 2005

KIRKLAND’S, INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(dollars in thousands)

	July 30, 2005	July 31, 2004	January 29, 2005
		(restated)
ASSETS
Current assets:
Cash and cash equivalents	$462	$5,266	$17,912
Inventories, net	45,998	41,959	37,073
Other current assets	14,668	13,481	9,667

Total current assets	61,128	60,706	64,652
Property and equipment, net	65,851	55,804	64,020
Other long-term assets	1,567	2,223	1,465

Total Assets	$128,546	$118,733	$130,137

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving line of credit	$2,694	$11,127	$—
Accounts payable	22,405	17,794	22,199
Other current liabilities	14,509	12,491	14,936

Total current liabilities	39,608	41,412	37,135
Deferred rent and other	30,139	20,855	27,882

Total liabilities	69,747	62,267	65,017

Net shareholders’ equity	58,799	56,466	65,120

Total Liabilities and Shareholders’ Equity	$128,546	$118,733	$130,137

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KIRK Reports Second Quarter Results

August 18, 2005

KIRKLAND’S, INC.
COMPARABLE STORE SALES SUMMARY

Fiscal 2004	Revised Methodology	As Reported
First Quarter	1.5%	1.5%
Second Quarter	(3.4%)	(3.4%)
Third Quarter	(13.5%)	(13.8%)
Fourth Quarter	(4.2%)	(4.9%)
Full Year	(5.0%)	(5.2%)
Fiscal 2005

First Quarter	(10.4%)	(10.4%)

On August 4, 2005, the Company announced that it has refined its methodology for calculating comparable store sales in order for this measure to more fully reflect underlying business performance. Stores will now be included in the comparable store sales calculation on the first day of the month following the 13th full fiscal month of sales. Previously, stores were included in the comparable store sales calculation on the first day after they had been in operation for one full fiscal year. The table above reflects the comparable store sales results reported under the previous methodology for all four quarters in fiscal 2004 and the first quarter of fiscal 2005 and the corresponding comparable store sales results for these periods under the revised methodology.

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